EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman, President and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE THIRD QUARTER ENDED

SEPTEMBER 29, 2007

LOS ANGELES, California (October 29, 2007) – Ducommun Incorporated (NYSE: DCO) today reported results for its third quarter ended September 29, 2007.

Sales for the third quarter of 2007 were $94.7 million, compared to $81.6 million for the third quarter of 2006. Net income for the third quarter of 2007 was $5.8 million, or $0.55 per diluted share, compared to net income of $4.1 million, or $0.40 per diluted share, for the comparable period last year.

Sales for the third quarter of 2007 increased 16% from the same period last year primarily due to an increase in commercial sales. The Company’s mix of business in the third quarter of 2007 was approximately 60% military, 38% commercial and 2% space, compared to 66% military, 31% commercial and 3% space in the third quarter of 2006.

Gross profit, as a percentage of sales, increased to 21.7% in the third quarter of 2007 from 20.8% in the third quarter of 2006. Selling, general and administrative (SG&A) expenses increased to $11.8 million, compared to $10.4 million in the third quarter of 2006. The increase in SG&A expenses was primarily the result of higher bonus accruals in 2007 and higher expenses related to the growth in sales. Net income for the third quarter of 2007 increased 42% from the third quarter of 2006 primarily due to the reasons stated above. The Company’s effective tax rate for the third quarter of 2007 was 27.7% compared to 30.1% in the third quarter of 2006.

Sales for the first nine months of 2007 were $273.8 million, compared to $231.2 million for the first nine months of 2006. Net income for the first nine months of 2007 was $14.2 million, or $1.36 per diluted share, compared to net income of $10.0 million, or $0.97 per diluted share, for the comparable period last year.

Sales for the first nine months of 2007 increased 18% from the same period last year primarily due to an increase in commercial sales. The Company’s mix of business in the first nine months of 2007 was approximately 61% military, 37% commercial and 2% space, compared to 67% military, 31% commercial and 2% space in the first nine months of 2006.

Gross profit, as a percentage of sales, increased to 21.5% in the first nine months of 2007 from 20.2% in the first nine months of 2006. Selling, general and administrative (SG&A) expenses, as a percentage of sales, increased to 13.2% in the first nine months of 2007 from 12.8% in the first nine months of 2006. The increase in SG&A expenses as a percentage of sales was primarily the result of higher bonus accruals in 2007 and expenses of the WiseWave and CMP businesses which were acquired in the second and third quarters of 2006, respectively.

Net income for the first nine months of 2007 increased 42% from the first nine months of 2006 primarily due to the reasons stated above and a lower effective tax rate, partially offset by higher interest expense in the first nine months of 2007. The Company’s effective tax rate for the first nine months of 2007 was 30.9% compared to 34.1% in the first nine months of 2006.

Joseph C. Berenato, chairman, president and chief executive officer of Ducommun, stated, “Our continued strong operating performance reflects our ongoing efforts to drive Ducommun forward by focusing on our key themes of One Company, Operational Excellence and Profitable Growth. Both our military and commercial markets remain strong. Internally, we are benefiting from the success of our Lean Six Sigma activities. We intend to augment these efforts with acquisitions that will add operational and technological capabilities to our existing businesses. Through these efforts, we are becoming more important to our key customers.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman, president and chief executive officer, and Gregory A. Hann, the Company’s vice president, chief financial officer and treasurer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-383-8009 (international 617-597-5342) approximately ten minutes prior to the conference time stated above. The participant passcode is 20289123. Mr. Berenato and Mr. Hann will be speaking on behalf of the company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com. The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 29, 2007 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended		Nine Months Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Net Sales	$94,665,000	$81,557,000	$273,821,000	$231,195,000

Operating Costs and Expenses:
Cost of Goods Sold	74,135,000	64,612,000	215,020,000	184,508,000
Selling, General & Administrative Expenses	11,831,000	10,374,000	36,191,000	29,609,000

Total	85,966,000	74,986,000	251,211,000	214,117,000

Operating Income	8,699,000	6,571,000	22,610,000	17,078,000
Interest Expense	(628,000)	(704,000)	(2,045,000)	(1,868,000)
Income Tax Expense	(2,239,000)	(1,768,000)	(6,362,000)	(5,181,000)

Net Income	$5,832,000	$4,099,000	$14,203,000	$10,029,000

Earnings Per Share:
Basic Earnings Per Share	$0.56	$0.40	$1.37	$0.98
Diluted Earnings Per Share	0.55	0.40	1.36	0.97

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,409,000	10,231,000	10,357,000	10,195,000
Diluted	10,560,000	10,292,000	10,440,000	10,287,000

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	(Unaudited) September 29, 2007	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	387	378
Accounts receivable, less allowance for doubtful accounts	46,273	42,658
Unbilled receivables	4,170	3,482
Inventories	75,277	64,587
Deferred income taxes	5,967	6,116
Other current assets	6,269	5,521

Total Current Assets	138,343	122,742
Property and Equipment, Net	55,475	52,987
Goodwill, Net	106,632	106,628
Other Assets	12,797	14,676

	$313,247	$297,033

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,855	$1,196
Accounts payable	20,885	32,948
Accrued liabilities	35,482	33,243

Total Current Liabilities	58,222	67,387
Long-Term Debt, Less Current Portion	32,480	29,240
Deferred Income Taxes	5,705	6,670
Other Long-Term Liabilities	9,892	6,711

Total Liabilities	106,299	110,008

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	105	103
Additional paid-in-capital	51,711	46,320
Retained earnings	156,773	142,760
Accumulated other comprehensive loss	(1,641)	(2,158)

Total Shareholders’ Equity	206,948	187,025

	$313,247	$297,033

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